Exhibit 99.1

Tucows Reports Strong Financial Results

for the Second Quarter of 2014

– Quarter Highlighted by Doubling of Net Earnings Per Share, Continued Steady Customer Growth at Ting –

TORONTO, August 12, 2014 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain name and other Internet services, today reported its financial results for the second quarter ended June 30, 2014. All figures are in U.S. dollars.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended Jun. 30, 2014 (unaudited)	3 Months Ended Jun. 30, 2013 (unaudited)	6 Months Ended Jun. 30, 2014 (unaudited)	6 Months Ended Jun. 30, 2013 (unaudited)
Net revenue	35,588	31,173	69,990	61,158
Income before provision for income taxes and change in fair value of forward exchange contracts	2,110	948	3,389	1,379
Net income	1,347	588	1,824	664
Net earnings per common share[1]	$0.12	$0.06	$0.16	$0.07
Net cash provided by (used in) operating activities	1,135	2,971	1,096	2,388

1. Net earnings per common share reflects the 1-for-4 reverse split of common shares that became effective December 31, 2013.

Summary of Revenues and Cost of Revenues

(In Thousands of US Dollars)

	Revenue	Revenue	Cost of Revenue	Cost of Revenue
	3 Months Ended Jun. 30, 2014 (unaudited)	3 Months Ended Jun. 30, 2013 (unaudited)	3 Months Ended Jun. 30, 2014 (unaudited)	3 Months Ended Jun. 30, 2013 (unaudited)
Domain Services
Wholesale
OpenSRS Domain Service	21,503	21,800	17,809	18,485
Value-Added Services	2,396	2,560	563	520
Total Wholesale	23,899	24,360	18,372	19,005
Retail	2,540	2,001	1,111	833
Portfolio	889	1,078	213	230
Total Domain Services	27,328	27,439	19,696	20,068
Network Access Services (Ting)	8,260	3,734	5,040	2,940

Network, other costs	-	-	1,145	1,270
Network, depreciation and amortization costs	-	-	174	187
Total revenue/cost of revenue	35,588	31,173	26,055	24,465

NOTE: To better reflect the manner in which these revenue streams are generated and assessed by management, beginning in the first quarter of 2014, Tucows reclassified its revenue streams into Domain Services and Network Access Services. Domain Services includes Wholesale OpenSRS (Domain Service and Value Added Services), Retail (Hover) and Portfolio. Network Access Services includes Ting.

“The strong momentum in our business, driven by the growing contribution of Ting, is evident in our bottom line as net earnings for the second quarter doubled year-over-year to $0.12 per share,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “Ting saw another solid quarter of customer growth, adding more than 12,000 accounts and 18,000 devices to end the quarter at 73,000 accounts and 113,000 devices. Gross margin per account remains strong, customer acquisition costs remain low. Importantly, Ting’s contribution is really starting to show through in our overall results and was the primary reason for second quarter consolidated gross margin increasing by 5% to 27% from 22% a year earlier.”

Mr. Noss added, “We continue to see steady performance from our Domains Services business. Notably, Wholesale Domains gross margin for the second quarter was up 11% from a year ago on similar volumes due to our shifting sales mix to higher margin services. Retail delivered yet another quarter of year-over-year revenue growth in excess of 20%.”

Net revenue for the second quarter of 2014 increased 14% to $35.6 million from $31.2 million for the second quarter of 2013.

Net income for the second quarter of 2014 was $1.3 million, or $0.12 per share, compared with $0.6 million, or $0.06 per share, for the second quarter of 2013. Included in net income for the second quarter of 2014 was a write-off of $0.3 million related to indefinite life intangible assets, the result of the Company’s assessment, under its normal portfolio review process, that certain domains acquired in June 2006 not be renewed. In addition, net income for the second quarter of the prior year included the benefit of a $0.5 million Interactive Digital Media Tax Credit from the Ontario government.

Conference Call

Tucows management will host a conference call today, Tuesday, August 12, 2014 at 5:00 p.m. (ET) to discuss the Company’s second quarter 2014 results. Participants can access the conference call by dialing 1-888-231-8191 or 647-427-7450 or via the Internet at http://www.tucows.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the pass code 74220945 followed by the pound key. The telephone replay will be available until Tuesday, August 19, 2014 at midnight. To access the archived conference call as an MP3 via the Internet, go tohttp://www.tucows.com/investors.

About Tucows

Tucows is a provider of network access, domain name and other Internet services. Ting (https://ting.com) is a mobile phone service provider dedicated to bringing clarity and control to US mobile phone users. OpenSRS (http://opensrs.com) manages over fourteen million domain names and millions of value-added services through a global reseller network of over 13,000 web hosts and ISPs. Hover (http://hover.com) is the easiest way for individuals and small businesses to manage their domain names and email addresses. YummyNames (http://yummynames.com) owns and operates premium domain names that generate revenue through advertising or resale. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding our expectations regarding our future financial results and, in particular, our expectations for Ting and its impact on our financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements, including the acceptance of Ting in the market. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Contact:

Lawrence Chamberlain

TMX Equicom

(416) 815-0700 ext. 257

lchamberlain@tmxequicom.com